FORM 10-K                                          Page 45

Exhibit 2.1(f)

         AMENDMENT TO RECEIVABLES PURCHASE AGREEMENT

     AMENDMENT dated as of December 31, 1995 (this "Amendment") of a Receivables Purchase Agreement dated as of August 11, 1992, previously amended (as previously amended, the "Receivables Purchase Agreement") between CONE MILLS CORPORATION (the "Seller")and DELAWARE FUNDING CORPORATION (the "Buyer"). Terms defined in the Receivables Purchase Agreement and not otherwise defined herein have the same meaning when used herein.

                         WITNESSETH:

     WHEREAS, the Seller and the Buyer are parties to the Receivables Purchase Agreement; and

     WHEREAS, the Seller and the Buyer desire to amend certain covenants of the Seller in the Receivables Purchase Agreement.


     NOW, THEREFORE, the parties hereto, in consideration of their mutual covenants hereinafter set forth and intending to be legally bound hereby, agree as follows:

     ARTICLE I.     Amendment to the Receivable Purchase
                    Agreement.

     The Receivables Purchase Agreement shall be amended as follows:

     a. The definition "Consolidated Net Income" is hereby added to Section 1.01 of the Receivables Purchase
          Agreement and reads as follows:

          "Consolidated Net Income" shall mean, for any period, the net income of the Seller and its Consolidated Subsidiaries for such period, excluding non-cash equity earnings or losses from unconsolidated foreign affiliates.

     b. The definition of "EBIT" in Section 6.02(j)(i) of the Receivables Purchase Agreement is hereby amended to read as follows:

          "EBIT" shall mean, for any period, the sum for the Seller and its Consolidated Subsidiaries
          (determined on a consolidated basis without



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FORM 10-K                                    Page 46

Exhibit 2.1(f)   (continued)


          duplication in accordance with GAAP) of (a)
          Consolidated Net Income for such period plus (b) the aggregate amount deducted in determining Consolidated Net Income in respect of Consolidated Interest Expense and income taxes for such period.

     c.   Section 6.02(j)(ii) of the Receivables Purchase
          Agreement is hereby amended as follows:

          (i) The date "January 1, 1996" in the definition of "Debt Ratio" is deleted and such date is replaced with the date "January 1, 1997."

          (ii) The definition of "Adjusted Cash Flow" is amended to read as follows:

               "Adjusted Cash Flow" shall mean, for any period, the sum for the Seller and its Consolidated Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) of (a) Consolidated Net Income for such period determined before giving effect to any net gain or loss with respect to discontinued operations during such period, plus (b) the aggregate amount deducted in determining the amount determined pursuant to clause (a) for such period in respect of
               (1) depreciation and amortization and (2) any increase (or minus the aggregate amount added in respect of any decrease) in deferred tax liabilities.

     ARTICLE II.    Governing Law.

     This Amendment shall be governed by and construed in accordance with the laws of the State of New York.

     ARTICLE III.   Counterparts.

     This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Amendment by signing such counterpart.

     IN WITNESS WHEREOF, each of the parties hereto have caused a counterpart of this Amendment to be duly executed as of the date first above written.


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FORM 10-K                                    Page 47

Exhibit 2.1(f)   (continued)



                         DELAWARE FUNDING CORPORATION

                         By:  J. P. Morgan Delaware,
                              as attorney-in-fact
                              for Delaware Funding Corporation

                         By:  /s/ Richard A. Burke
                              Authorized signatory

                              Associate
                              Title

                         CONE MILLS CORPORATION

                         By:  /s/ David E. Bray
                              Authorized signatory

                              Treasurer
                              Title

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